Exhibit 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

November 26, 2014

New STERIS Limited

Chancery House, 190 Waterside Road

Hamilton Industrial Park, Leicester LE5 1QZ

United Kingdom

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of New STERIS Limited (“New STERIS”), a private limited company organized under the laws of England and Wales, including the proxy statement/prospectus forming a part thereof, relating to the proposed business combination of STERIS Corporation, an Ohio corporation, and Synergy Health plc, a public company limited by shares and incorporated and existing under the laws of England and Wales.

We have participated in the preparation of the discussion set forth in the section entitled “Certain U.S. Federal Income Tax Considerations” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                Very truly yours,

                Wachtell, Lipton, Rosen & Katz